Prepared Remarks from Conference Call                            Exhibit 99-2



                             Conference Call Script
                               Second Quarter 2001

Bruce Thomas:

Good morning. This is Bruce Thomas, Cadmus President and Chief Executive Officer. I want to thank you for joining us this morning to discuss our results for the second quarter of fiscal 2001. Dave Bosher, our senior vice president and chief financial officer joins me on the call today. After our comments, we, we will be glad to answer any questions you may have.

Before we get into the review, let me deal with the customary Safe Harbor statements. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

Our second quarter was one of somewhat mixed results. We had good profitability and performance from our Publication Services segment which includes our journals, magazines, and book and directory businesses. As we have stressed before, we believe the profile of this core business offers the potential for predictable earnings growth and strong cash flows, and we were generally pleased with their results. Offsetting this performance, however, was continued industry-wide softness in the packaging sector that led to our earnings shortfall for the quarter. Despite aggressive cost reductions and some substantial new business wins, we just were not able to offset the impact of order delays and cancellations in the month of December and an overall decline in packaging demand as the economy slowed.

In our comments today, we will (1) discuss the fundamentals and the outlook for our Publication Services businesses, (2) address the current environment in packaging and in our Specialty Packaging business, (3) provide a more detailed review of our Q2 and 6-month financials, and finally, update you on what we believe lies ahead for Cadmus in the second half of fiscal 2001.

First, our Publication Services Sector.
---------------------------------------

Driven by continued strong page growth, net sales from our STM journals services business were up 4% in the second quarter. These gains continue the positive trends that started during the second half of fiscal 2000. In fact, the increase in STM journal net sales represented the fourth consecutive quarter of growth in this important business.

Often on these calls, we are asked about whether we're seeing a decline in journal print runs. We continue to see no meaningful decline. But, perhaps more importantly, however, we're not sure that it really matters quite as much as one might think. What we are seeing is a consistent growth in the number of STM pages produced and, as we have said before, it is this number that much more directly affects our revenues and our profitability. This page growth has driven our revenue growth and allowed us to help offset the impact of the pricing pressures from consolidating commercial publishers. In short, we believe that the fundamentals of the STM market are quite sound.

Moreover, we believe we have solid opportunities to take further advantage of our market-leading position in this attractive niche market. Two primary factors are combining to create this opportunity for us. The first is our existing leadership position in content management for this market. Currently, approximately 1 million pages of scientific information flow through our content management system annually. This number reflects our overall world leadership position. However, it also represents an even larger share of the faster growing life sciences segment of the market. We have created, simply put, the world's slickest "pipeline" for the production, distribution, and storage of STM content. As science continues to advance and pages continue to grow, this "pipeline" becomes more important and more valuable.

The second factor is the fundamental change occurring in the STM publishing process itself, a change that increases the value of our content management system. The most important change is the shift from an issue-based to an article-based publishing process. Increasingly, STM publishers want to be able to release articles for on-line publication before the rest of the articles for a particular issue are ready for print publication. This shift dramatically increases the demands on content management providers and, and I have said, makes our industry-leading capability yet more valuable.

Throughout the year and again this quarter, we have been moving aggressively to capitalize on these factors and our strong position by increasing the capacity of our content management system and augmenting that system with new web-based capabilities and services. During the first half we expanded our capacity by opening our fourth content management facility in Mumbai, India. This facility significantly increases our capacity and replicates, in a global environment, our industry-leading content management workflows. Also during the first half, we extended our capabilities by introducing Rapid Review, our web-based peer review system, as well as a web-based author-proofing tool called "S-Proof". We have developed and placed in service a new tool called "CadmusWrite", which allows us to generate SGML coding for web-based publishing very early in the content management process.

Fundamentally, and this is important, Cadmus is moving from being a STM journal printer that offers composition and related services as a value-added "hook" to being a specialized content management company that can also handle distribution of this content in print. The Gartner Group, in their oft-cited study of the commercial publishing market, talks about the urgent need "to create and deliver mission-critical, high volume documents using factory production techniques to mechanize document production and ensure lower costs, higher quality, and much greater control." We fully intend to be THE "automated document factory" for the STM market. These are just a few of our achievements from this more "content-centric" approach. Other developments and achievements will be announced in the next several weeks.

Obviously, we are encouraged by these opportunities. We know, however, that we face competition in this area and we must still work through the new dynamics created by the consolidation that we have seen among commercial publishers. However, we believe that by focusing on our core content management strengths and by continuing to work for productivity and efficiency improvements in our book and directory and magazine businesses, our core Publication Services businesses can continue to deliver good and predictable performance even in a more difficult economic environment.

Now, let's turn to Specialty Packaging.
---------------------------------------

Obviously, we are disappointed with the results for the quarter from our Specialty Packaging business unit. As we entered the quarter, and as we discussed on last quarter's call, we had good sales momentum, solid backlogs and several new accounts coming on-line. We had a very good October and an OK November. However, we experienced widespread delays and cancellations of orders in December as marketers cancelled promotions and new orders in an effort to respond to softer demand and to reduce their inventory levels. While we did benefit from the new business signed during the first quarter and also benefited from efforts to reduce costs, order cancellations, along with a general slowing of the economy, resulted in a very soft December and a disappointing quarter from this group.

As we discussed earlier, we have been working aggressively to reduce our dependence on the more volatile technology sector. We have a strong team, an exceptional manufacturing capability, and a growing list of proprietary products
- all of which are pointed toward driving new business, and new business particularly in the pharmaceutical and other less volatile market segments. We are having good success. We are on-plan with the growth of our pharmaceutical sales efforts and have won several additional accounts in non-technology sectors. However, these efforts, even when combined with aggressive cost reductions, simply have not been able to overcome the one-two punch of a tech sector spending collapse and a dramatic slowing of the economy. While we did achieve improved results over Q1, they were well short of our plan and our expectations.

Certainly, we are not making any bets on where the economy is headed in the short to medium term and, as such, we don't think we can count on seeing any meaningful near-term improvement in this sector. However, we remain convinced that the longer-term prospects for this business are good. In recent years, this has been one of the fastest growing areas of advertising and marketing. For marketers, it offers flexibility, an opportunity for innovation, and unique targeting tools. These market features, combined with our strong manufacturing capabilities and our growing list of proprietary products, convince us that this remains a solid business with the potential for an attractive return on capital.

With those remarks, I'd like to turn the call over to Dave for a more detailed financial review.

Detailed Review Of Q2 and First Half
------------------------------------

Thanks, Bruce, and good morning everyone. I'd like now to highlight some additional data and provide some additional comparisons that will assist you in better understanding our results for our fiscal 2001 2nd quarter.

Consolidated net sales in the second quarter were $126.0 million, down 4.1% from $131.4 million recorded in the same period last year. However, adjusted for divested and closed operations, sales were down just 2% to $125.7 million in the second quarter from $127.9 million last year. This decline in net sales was solely attributable to a 33% reduction in revenues from our specialty packaging operations, as Bruce discussed previously. Publication Services segment sales, which include our STM journal, special interest magazine and books and directories businesses, rose 2.4% in the second quarter, driven by a 4% increase in STM journal services. The growth in STM journals was driven primarily by internal growth in pages from existing customers, net new business wins, and higher paper prices. The growth this quarter came on the heels of a 5% increase in the first quarter of fiscal 2001 and a 6% increase in the fourth quarter of FY 2000. Our special interest magazines and professional books and directories businesses each registered a 1% increase in net sales in the second quarter.

Operating income, adjusted for restructuring and other charges, declined 4.1% in the second quarter to $10.6 million from $11.0 million last year, again due primarily to the decline in profitability of our specialty packaging operations. As Bruce mentioned, this unit had a particularly strong second quarter last year, with record quarterly sales of $21.0 million and operating income of $1.5 million. Our STM journal services and books and directories businesses had another good quarter and are well ahead of last year's results through the first half of fiscal 2001. However, special interest magazine operating income declined in the second quarter due to pricing pressures, some plant efficiency issues, and soft commercial printing market conditions.

Even with the substantial profitability decline in second quarter from our packaging business, operating margins in the quarter were 8.4% of sales, equal with last year's performance.

EBITDA before restructuring and other charges was unchanged from last year at $17.1 million, but our EBITDA margin improved to 13.6% of sales compared to 13.0% last year. Interest expense for the quarter, including securitization costs, declined to $5.7 million compared to $6.2 million last year, due to lower debt levels and the interest rate benefit from our receivables securitization program.

Earnings per share before restructuring and special charges totaled $.32 compared to $.30 last year. Cash earnings per share, which exclude non-cash amortization expense and restructuring and other charges, totaled $.46 in the second quarter and totaled $.91 for the first six months of fiscal 2001. We will continue to focus on this number in our releases and calls going forward, as we think it does highlight the underlying cash earnings strength of our business.

A few balance sheet and cash flow items. Our cash flow in the second quarter was on-target, as we reduced debt by an additional $0.7 million in the second quarter, bringing our total debt, adjusted for the receivables securitization program, to $235.4 million that compares to $246.0 million at June 30. This places us ahead of our plan through the first 6 months. We continued to maintain good controls on working capital in the second quarter. Capital expenditures in the second quarter totaled $5.2 million and so we remain on-track with our target of approximately $21 million for cap ex in fiscal 2001. We remain confident that free cash flow in the second half of the year will be adequate to support a $20 million reduction in debt for the full year.

Finally, I want to note that we did take a special charge in the second quarter of $1.7 million pre-tax, or $.11 per share after-taxes, related to the final settlement of certain post-closing contingencies and other facility closure costs associated with the sale of our Dynamic Diagrams subsidiary. This charge provides adequate reserves, we believe, to cover any remaining contingent issues regarding the sale of this business and should eliminate any impact in future quarters related to this transaction. In any event, this chapter is now closed.

This concludes my financial comments. I'd like to now turn the call back over to Bruce for his assessment of our prospects for the second half of the year and concluding comments. Bruce.

Fiscal Second Half Outlook
--------------------------

Thanks, Dave.

Overall, we think the fundamentals and the outlook for our business remain strong. In our Publication Services business, we are still in a tough pricing environment - as consolidation continues, as evidenced by Reed Elsevier's recent acquisition of Harcourt. However, with that exception, we believe that our primary pricing pressures are easing. Obviously, we are exciting about the content management opportunities and we know there is still much more to be done to reduce costs and improve efficiency. We will continue aggressively to pursue these opportunities. We do stress that a key advantage that we have in this sector is that there is relatively little sensitivity here to overall economic conditions. Moreover, we have the advantage of longer-term contracts, which provide good sales visibility and help to mitigate potential risks from an economic slowdown.

The same attributes cannot be said of our Specialty Packaging business. We know that we have a well-led, very capable, and increasingly well-positioned business
- it just is operating in a very difficult environment and economy right now. We continue to win new business. Whether we can win enough fast enough to offset the impact of the collapse in purchases from our tech-related customer base and an overall economic slowdown is the big issue for Q3 and Q4. Right now, we are not counting on a major bounce in the economy and we are not planning on more than modest, but steady, progress in the repositioning and recovery of our packaging business.

Having been, frankly, surprised by the abruptness of the slowdown in December, and with a fairly high degree of uncertainty about overall economic trends, we really are reluctant to be but so optimistic or precise in our outlook. However, we know that the slide in our packaging business and the soft overall economy make it unrealistic to expect us to achieve the sort of Q3 and Q4 performance that published full year estimates would require. We believe that we can do better for this fiscal year than the $1.19 per share we earned last year. But, absent an unexpected and meaningful bounce from both the economy and our specialty packaging business, we know that the year-to-year increase likely will be relatively modest.

As we proceed from this base, we are focused on the major earnings drivers for our business - which we believe are substantial. They include:

 . First, continued reduction in debt - the $20MM we plan for this year, even at current interest rates, would translate into $.03 per share per quarter improvement as we enter fiscal 2002. Further reductions in interest rates would obviously add to that impact.

 . The second major driver - A recovery in packaging sales and profitability toward FY 2000 levels - as we mentioned, this downturn effectively cost us $.10 per share year over year in Q2 alone. A rebound toward prior year levels could produce a similar positive swing to Q2 earnings levels.

 . Third, faster than planned growth in our content management business. The margins and returns in this less capital intensive portion of our business are very solid, so growth here not only drives earnings, but improves cash flow and return on capital as well; and

 . Finally, cost reductions from efficiency improvements in our magazine business, the completion of our reprint and back copy operation consolidations, and the costs improvements resulting from the ramp-up of our Mumbai, India-based content management facility.

In conclusion, let me say that our intent in these remarks was to paint a candid, but overall positive fundamental picture of Cadmus. The second quarter did not meet our full expectations, principally due to the slowdown in our specialty packaging business. However, our core business remains strong, with solid prospects to grow and extend our content management business. And, we will, as always, continue to make meaningful progress in reducing our leverage.

We'd like now to answer any questions you may have for Dave and me. Operator?

Closing
-------

In conclusion let me say that although our performance this quarter did not hit our target, we are very positive about the fundamental prospects for Cadmus. Our core business remains strong, and we see very clear opportunities to grow and extend our core content management competency. We are also well positioned to see a rebound in profitability from our packaging business, when the economy strengthens. In short, we believe our business remains sound and that our earnings drivers are both real and achievable.

Again, thank you again for joining us on today's call and your continued interest and support of Cadmus.